Exhibit 99.1

Narrative Portions of Form 12b-25 filed by Fannie Mae
August 9, 2005

Narrative

Fannie Mae (formally, the Federal National Mortgage Association) has determined that it is unable to file its Form 10-Q for the quarter ended June 30, 2005 by the August 9, 2005 due date or by August 15, 2005 and, accordingly, Fannie Mae is not requesting the five-day extension permitted by the rules of the Securities and Exchange Commission (the “SEC”).

This notice and the attached explanation discuss the following matters:

•	The process and potential timing of Fannie Mae’s restatement and re-audit;

•	Certain New York Stock Exchange (“NYSE”) listing standards relating to SEC filings;

•	Management’s assessment of Fannie Mae’s internal control over financial reporting;

•	Certain accounting matters that may significantly impact the results of operations for second quarter 2005 and restated results of operations for second quarter 2004 that Fannie Mae ultimately reports;

•	Certain key business and market issues that have impacted the company;

•	Legislative developments to strengthen regulatory oversight of the government sponsored housing enterprises;

•	A waiver from OFHEO permitting continued service by some of our directors; and

•	An update on our voluntary initiatives to enhance market discipline, liquidity and capital.

Fannie Mae’s restatement and re-audit

Fannie Mae is not able to file a timely Form 10-Q because Fannie Mae has not completed its financial statements for the second quarter of 2005. As previously announced, Fannie Mae is in the process of restating its historical financial statements and has determined that its previously filed interim and audited financial statements for the periods from January 2001 through the second quarter of 2004 should no longer be relied upon. More information regarding the matters discussed in this Form 12b-25 may be found in Forms 8-K Fannie Mae filed with the SEC on March 18, 2005 and May 11, 2005.

On September 20, 2004, the Office of Federal Housing Enterprise Oversight (“OFHEO”) delivered to the Board of Directors of Fannie Mae a report on its special examination of Fannie Mae’s accounting policies and practices, which raised questions about Fannie Mae’s application of Financial Accounting Standard No. 91, Accounting for Nonrefundable Fees and Costs Associated with Originating or Acquiring Loans and Initial Direct Costs of Leases (“FAS 91”) and Financial Accounting Standard No. 133, Accounting for Derivative Instruments and Hedging Activities (“FAS 133”). OFHEO subsequently notified Fannie Mae of additional accounting and internal control issues and questions the agency identified in its ongoing special examination. The issues and questions pertain to the following areas: securities accounting, loan accounting, consolidations, accounting for commitments, practices to smooth certain income and expense amounts, journal entry controls, systems limitations, and database modifications, as well as additional issues relating to FAS 91. On September 27, 2004, Fannie Mae entered into an agreement with OFHEO to take a series of steps with respect to its accounting, capital, organization and staffing, compensation, governance and internal controls. On March 7, 2005, Fannie Mae and OFHEO entered into a supplement to the September 27, 2004 agreement.

On December 15, 2004, the SEC’s Office of the Chief Accountant advised Fannie Mae that it should restate its financial statements filed with the SEC to eliminate the use of hedge accounting, evaluate the accounting under FAS 91 and restate its financial statements filed with the SEC if the amounts required for correction were material, and reevaluate the information prepared under generally accepted accounting principles (“GAAP”) and non-GAAP information that Fannie Mae previously provided to investors, particularly in view of the decision that hedge accounting is not appropriate.

Fannie Mae’s Board of Directors and management are addressing the issues and questions raised by OFHEO. In addition, the Board designated a Special Review Committee to review the findings of OFHEO’s September 2004 special examination report and to conduct the reviews required by the September 27, 2004 agreement. The review, led by former Senator Warren Rudman of the law firm of Paul, Weiss, Rifkind, Wharton & Garrison, is focused on: accounting issues, including accounting policies, procedures and controls; organization, structure and governance, including board oversight and management responsibilities and resources; and executive compensation. Paul, Weiss continues its work as it examines these areas and other issues that may arise in the course of its review and is reporting regularly to the Board. Fannie Mae and Paul, Weiss will report to OFHEO regarding each of these issues and Fannie Mae will continue to work with OFHEO to resolve these matters as part of the company’s ongoing internal reviews and its restatement process. Management is undertaking a comprehensive review of accounting routines and controls, the financial reporting process and the application of generally accepted accounting principles, which includes the issues OFHEO has identified described in this notice, as well as issues identified by management and/or Deloitte & Touche LLP, the company’s independent auditor. Management, working with accounting consultants, will develop a view on these issues, which then will be reviewed with the Audit Committee, Deloitte & Touche and OFHEO. Upon conclusion of the issue review, the financial statements will be restated where necessary and submitted to Deloitte & Touche for completion of its audit. The company is committed to informing OFHEO, Paul, Weiss, and Deloitte & Touche of its work on these matters, including the company’s approach to completing the restatement, realigning financial control and audit functions and overhauling financial reporting systems. The company is providing periodic updates to the SEC and the NYSE of its progress on the restatement. In addition, the SEC and the U.S. Attorney’s Office for the District of Columbia are conducting ongoing investigations into these matters.

Restating our financial statements will require a substantial amount of time and resources because the restatement entails significant complexities, including;

•	a comprehensive review of Fannie Mae’s accounting practices, which are often complex in nature such as accounting for derivatives or mortgage purchase and sale commitments;

•	obtaining or validating market values for a large volume of transactions, including all of our derivatives, commitments and securities at multiple points in time over the restatement period;

•	enhancing or developing new systems to track, value, and account for securities, commitments and derivatives; amortize deferred price adjustments; account for Fannie Mae’s guarantee obligations; and monitor and assess impairment;

•	restating our financial statements for multiple interim and annual periods; and

•	deficiencies in Fannie Mae’s accounting controls during the restatement period that necessitate principally substantive audit testing procedures by our independent auditor.

Based on our current assessment, Fannie Mae believes that completion of its Annual Report on Form 10-K for the year ended December 31, 2004, which will include Fannie Mae’s restated results, is not likely to occur prior to the second half of 2006. Fannie Mae is committed to devoting all resources necessary to complete the restatement as expeditiously as possible. However, because many of the activities are sequential in nature, acceleration from this timeline is difficult.

NYSE listing standards

Under the listing standards of the NYSE, the NYSE may initiate a delisting proceeding when a listed company fails to file its Annual Report on Form 10-K with the SEC in a timely manner. The current standards allow for the NYSE to continue a listing for up to nine months from the due date of the filing (i.e., until December 16, 2005 in the case of Fannie Mae’s 2004 Form 10-K filing), subject to ongoing monitoring by the NYSE. The NYSE, in its sole discretion, may extend the listing for up to an additional three months, depending on the company’s circumstances. Under the rules of the NYSE, Fannie Mae would have a right to a review of any decision to delist by a committee of the NYSE Board of Directors. Fannie Mae is engaged in regular discussions with the NYSE staff regarding the status of the restatement and continued listing through completion of the restatement. Until Fannie Mae is current with its SEC periodic reporting requirements, the NYSE will identify Fannie Mae as a late filer on its website and will disseminate on the consolidated tape an indicator of the company’s late-filer status.

Management’s assessment of internal control over financial reporting; Sarbanes-Oxley Act Section 404

On December 28, 2004, Fannie Mae reported that KPMG LLP, Fannie Mae’s independent auditor at that time, had notified Fannie Mae that there existed strong indicators of material weaknesses in internal control over financial reporting, specifically in the areas of FAS 91, FAS 133, and the closing process for the third quarter of 2004. On that date, Fannie Mae also reported that it was expanding the scope of internal investigations to look into the findings contained in the September 2004 report issued by OFHEO and the conclusions of the SEC’s Office of the Chief Accountant on its accounting practices.

In accordance with Section 404 of the Sarbanes-Oxley Act of 2002, Fannie Mae’s management has been assessing Fannie Mae’s internal control over financial reporting that existed as of December 31, 2004. Management also has been evaluating what changes in internal control over financial reporting need to be implemented by Fannie Mae in order to address any identified control deficiencies. To date, the company has identified control deficiencies in a number of areas, including: financial systems; staffing and expertise of internal audit and accounting departments; design and application of accounting policies; and financial reporting processes. Fannie Mae’s management expects to conclude that some of these identified deficiencies are either material weaknesses, or significant deficiencies that in the aggregate constitute material weaknesses. Management may uncover additional deficiencies as this assessment process continues. Fannie Mae’s management has taken a number of steps in recent months to address control deficiencies, including reorganizing the company’s finance area and hiring a new controller, a new chief audit executive and several new senior accounting officers. For information on these new officers, please see our Form 8-K filed with the SEC on January 21, 2005 and our Form 8-K we are filing today.

Management’s report on internal control over financial reporting to be included in Fannie Mae’s Annual Report on Form 10-K for the year ended December 31, 2004 will conclude that Fannie Mae’s internal control over financial reporting was ineffective as of December 31, 2004 due to the presence of material weaknesses. Management will discuss in its report identified material weaknesses and will address management’s plans for remediation. Management is uncertain whether Deloitte & Touche will be able to issue opinions on the effectiveness of Fannie Mae’s internal control over financial reporting as of December 31, 2004 or management’s process for assessing the effectiveness of Fannie Mae’s internal control over financial reporting as of December 31, 2004.

Fannie Mae has not yet filed its Quarterly Report on Form 10-Q for the quarter ended September 30, 2004, its Annual Report on Form 10-K for the year ended December 31, 2004 or its Quarterly Report on Form 10-Q for the quarter ended March 31, 2005. Management believes that Fannie Mae will be unable to file future quarterly reports on Form 10-Q for 2005 or its Annual Report on Form 10-K for the year ended December 31, 2005 by their respective SEC deadlines.

Failure to file the Form 10-K in a timely manner will result in a material weakness for purposes of management’s report on internal control over financial reporting as of December 31, 2005. Additional material weaknesses are likely to exist as of year-end 2005 due to the magnitude of material weaknesses that currently exist and the significant remediation efforts that will be ongoing throughout the year. Accordingly, management is likely to conclude that internal control over financial reporting was ineffective as of December 31, 2005. Management is uncertain whether Deloitte & Touche will be able to issue opinions on the effectiveness of Fannie Mae’s internal control over financial reporting as of December 31, 2005 or management’s process for assessing the effectiveness of Fannie Mae’s internal control over financial reporting as of December 31, 2005.

The information provided in this notice and the attached explanation includes forward-looking statements, including statements regarding the restatement of Fannie Mae’s financial statements for prior periods and the timing and impact thereof, management’s assessment of Fannie Mae’s internal control over financial reporting, the future performance of our Portfolio Investment and Credit Guaranty Businesses, achievement of our capital restoration plan, our future approach to managing credit risk and our portfolio and future administrative expenses. Statements that are not historical facts, including statements about Fannie Mae’s beliefs and expectations, are forward-looking statements. These statements are based on beliefs and assumptions by the company’s management, and on information currently available to management. Forward-looking statements speak only as of the date they are made, and the company undertakes no obligation to update publicly any of them in light of new information or future events. A number of important factors could cause actual results to differ materially from those contained in any forward-looking statement. Examples of such factors include, but are not limited to, the timing and nature of the final resolution of the accounting issues discussed in this notice and those raised by OFHEO in the course of its special examination discussed in this notice, the outcome of the review being conducted by independent counsel on behalf of the company’s Board of Directors and of OFHEO’s ongoing special examination, the outcome of pending litigation, the factors discussed in this notice and the attached explanation, and the reactions of the marketplace to the foregoing.

Explanation Referred to in Part IV, Item (3) of Form 12b-25

Fannie Mae is required by Part IV, Item (3) of Form 12b-25 to provide as part of this filing this explanation regarding whether the results of operations it expects to report for the second quarter of 2005 will reflect significant changes from results of operations for the second quarter of 2004. Because of the restatement and re-audit process described above, Fannie Mae is unable to provide a reasonable estimate of either its second quarter 2005 results of operations or its restated second quarter 2004 results of operations. Accordingly, Fannie Mae cannot at this time estimate what significant changes will be reflected in its second quarter 2005 results of operations from its restated second quarter 2004 results of operations. Presented below is a discussion of certain accounting matters that may significantly impact the results of operations for second quarter 2005 and restated results of operations for second quarter 2004 that Fannie Mae ultimately reports, followed by a discussion of certain key business and market issues that have impacted the company and an update on certain regulatory matters.

Accounting Matters

FAS 133 and FAS 91. The SEC has determined that Fannie Mae’s accounting practices did not comply in material respects with the accounting requirements of FAS 133 and FAS 91. As a result of the SEC’s findings, Fannie Mae will restate its prior period financial results.

In its Form 12b-25 filed with the SEC on November 15, 2004, Fannie Mae estimated that a loss of hedge accounting under FAS 133 for its derivatives (other than mortgage commitments, which are discussed below) could result in recording into earnings a net cumulative after-tax loss of approximately $9.0 billion as of September 30, 2004. Fannie Mae estimates that this net cumulative after-tax loss was approximately $8.4 billion as of December 31, 2004. Fannie Mae does not anticipate reporting its 2005 results until some time after the restatement and re-audit process is complete. Fannie Mae’s restated financial statements also will reflect corrections as a result of the company’s misapplication of FAS 91. Fannie Mae is working to determine the effect of the misapplications of FAS 133 and FAS 91, including the effect on each prior reporting period. The company expects that the impact of the misapplication of FAS 133 will be material to Fannie Mae’s previously reported results for many, if not all, periods and will vary substantially from period to period based on the amount and types of derivatives held and fluctuations in interest rates and volatility.

Issues raised by OFHEO announced on February 23, 2005; ongoing accounting review. Fannie Mae announced on February 23, 2005 that OFHEO notified the company’s Board of Directors and management of additional accounting matters the agency identified in its ongoing special examination. A list of these matters appears in the current report on Form 8-K Fannie Mae filed on that date.

As discussed above, management is undertaking, as part of the restatement, a comprehensive review of accounting routines and controls, the financial reporting process and the application of generally accepted accounting principles, including those identified by OFHEO and announced on February 23, 2005. As issues raised by OFHEO’s ongoing special examination or management’s review are resolved by management, they will be reviewed with the Audit Committee of Fannie Mae’s Board of Directors, Deloitte & Touche and OFHEO. Upon conclusion of the issue review, the financial statements will be restated where necessary and submitted to Deloitte & Touche for completion of its audit.

Of the issues raised by OFHEO, we believe the accounting for mortgage purchase and sale commitments, including the application of Financial Accounting Standard No. 149, Amendments of Statement 133 on Derivative Instruments and Hedging Activities (“FAS 149”), has the most significant potential impact on Fannie Mae’s previously reported results of operations. Fannie Mae believes that it misapplied hedge accounting to certain forward commitments to purchase or sell mortgage assets, which are derivatives under FAS 149. We are continuing to evaluate the extent of the accounting errors, the cumulative earnings impact of any necessary restatement, and the impact on each restated period. Fannie Mae will also re-substantiate the fair value of these commitments, covering a significant volume of individual transactions. If these commitments do not qualify for hedge accounting, since the July 1, 2003 adoption of FAS 149, we believe the maximum potential impact would be a net cumulative after-tax loss of approximately $2.4 billion as of December 31, 2004.

As discussed in the Form 12b-25 for the first quarter of 2005, Fannie Mae has determined that it misapplied generally accepted accounting principles relating to the classification of its investments in debt and equity securities under Financial Accounting Standard No. 115, Accounting for Certain Investments in Debt and Equity Securities (“FAS 115”). As a result, Fannie Mae must reclassify securities previously classified as “held-to-maturity” and discontinue use of the held-to-maturity category until two years after the last miscategorized transaction. Based on our preliminary assessment, Fannie Mae expects to reclassify held-to-maturity securities to the “available-for-sale” category and record all unrealized gains and losses for those securities, net of taxes, for each reporting period in shareholders’ equity as a component of accumulated other comprehensive income (“AOCI”). AOCI will vary substantially from period to period as a result of this reclassification, primarily due to changes in interest rates. The reclassification to available-for-sale will not have a material impact on minimum capital (principally because AOCI is not included in the minimum capital calculation) and will have no impact on earnings. As part of our ongoing accounting review, Fannie Mae is evaluating whether it will be required to reclassify a portion of these securities as “trading,” which, if and to the extent reclassified, would require Fannie Mae to record unrealized gains and losses on those securities for each period through earnings.

Fannie Mae is continuing its review of accounting policies and practices, including its review of policies and practices relating to the areas described above. Further, any conclusions reached during the accounting policy review are subject to further review in the course of the restatement and Deloitte & Touche’s re-audit.

Key Business and Market Issues

Fannie Mae is a shareholder-owned corporation chartered by the U.S. Congress to increase the availability and affordability of homeownership in America. In accordance with our charter, we seek to achieve this mission objective by providing and maintaining liquidity in the secondary mortgage market. Our two primary businesses—our Portfolio Investment business and our Credit Guaranty business—each contribute to this liquidity function, and together serve to increase the total amount of funds available to finance mortgages for low-, moderate- and middle-income Americans.

Our businesses are significantly affected by the dynamics of our underlying market—the secondary market for residential mortgage debt outstanding. These dynamics include the total amount of mortgage debt outstanding, the volume and composition of mortgage originations and the level of competition for mortgage assets among investors. Generally, the level of competition in our market has intensified in recent years, and our market remained extremely competitive in the second quarter of 2005.

While market dynamics in the second quarter presented challenges for each of our businesses, which are described below, we were able to achieve a number of important business objectives during this period:

•	Our measures of credit risk remained at historically low levels;

•	Our average duration gap, a measure of interest rate risk in our Portfolio Investment business, remained at minus one month or zero for each month of the second quarter;

•	We remain the largest single holder of multifamily mortgage debt (including mortgage-related securities);

•	We remained the largest agency issuer of mortgage-related securities, which continued to support the liquidity of our securities;

•	The pricing of our debt instruments remained attractive in the second quarter; and

•	We have been largely successful in retaining customers through a period of significant organizational uncertainty and transition.

Credit Guaranty Business

Single-family

Our Single-family business continued to be affected by a marked shift in the composition of mortgage originations. Adjustable-rate mortgage (“ARM”) originations declined slightly in the second quarter, but remained elevated by historical standards and continued to exceed what would be indicated by the difference between short- and long-term mortgage rates. Originations of interest-only ARMs (where borrowers are required to pay only interest, and not principal, for a defined initial term) remained near historic highs in the second quarter. We believe that the sustained increase in ARM and hybrid-ARM originations reflects consumers’ use of these products to maintain payment affordability in the face of rapid home price appreciation in many markets.

Additionally, in the second quarter of 2005 originations of lower credit quality loans, loans with limited or no documentation, and loans to fund investor properties (where the owner is not the primary resident) remained substantially higher than historical norms. The private-label securities market continued to be a significant source of financing for these mortgages. Private label issuance also continued to be characterized by high levels of “layered risk” mortgages (for example, an interest-only ARM made to a borrower with blemished credit to finance an investment property).

We have maintained a disciplined approach to credit risk in this environment. Our current assessment of the pricing and underlying credit risk in certain non-traditional mortgage products led to a decline in our market share of mortgage-related securities issuance in the second quarter—to 23.9 percent compared with 29.4 percent in 2004 and 45.0 percent in 2003. We will continue to evaluate the risk and pricing dynamics in this market and run our business in accordance with our risk disciplines. Credit quality in our single-family business has remained strong, reflecting the benefit of our disciplined approach to credit risk management and the continued strength of the housing market.

Multifamily

In the second quarter, Fannie Mae’s multifamily business continued to be affected by intense competition for loans backed by multifamily properties, resulting in generally lower expected risk-adjusted returns on available assets and a substantially lower proportion of loans available in the secondary market that met our credit and return requirements. However, we believe that real estate fundamentals showed notable signs of improvement in the second quarter. The “echo boom” sector of the population is approaching prime apartment renting age of 25-29, a large number of whom live in rental units. Additionally, over two million jobs were added nationally in 2004, which expands the population of potential renters. As a result of these and other fundamentals, vacancy rates have declined in recent months and rental prices have increased. While supply is on the increase, we do not believe that it will pose a significant issue to generally improving conditions in the market.

Our multifamily business maintained its disciplined approach to investing capital in this environment. Our purchasing discipline also continued to contribute to credit risk measures that remained extremely low by historical standards.

Portfolio Investment Business

Management will measure the success of the Portfolio Investment business by our ability to maintain liquidity in the secondary mortgage market through the purchase or sale of assets, by the effectiveness of our risk management, and by the total return that we generate for shareholders over time. We have maintained a disciplined approach to managing our portfolio, purchasing mortgage assets when spreads between our cost of funds and the yield on mortgage assets is attractive and when supply is available in the market. At times, selling assets will provide a more attractive long-term economic return for shareholders, while simultaneously supporting our liquidity function. The previously announced reclassification of securities from held-to-maturity to available-for-sale will facilitate additional sales from the mortgage portfolio.

Competition for mortgage assets remained strong in the second quarter, resulting in extremely narrow option-adjusted mortgage spreads—the difference between our expected yield on mortgage assets and the cost of funds used to purchase those assets. This has been particularly evident in the pricing of traditional fixed-rate 15- and 30-year products. As in the first quarter, competition for mortgage assets significantly curtailed economically attractive purchase opportunities, while increasing the number of economically attractive opportunities to sell mortgage assets from our portfolio. Consequently, we have sold an increased amount of mortgage assets from our portfolio in recent months. The $29.8 billion of assets sold from our portfolio in the second quarter were primarily traditional 15-year and 30-year mortgage-related securities.

In the second quarter, and in the first six months of 2005, liquidations and portfolio sales exceeded purchases, leading to annualized portfolio declines of 23.7 percent and 20.2 percent for each period, respectively.

Fannie Mae’s capital restoration plan, finalized with OFHEO in February 2005, defines the management of “total balance sheet size by reducing the portfolio principally through normal mortgage liquidations” as one of the key elements that will contribute to the achievement of our capital goal. To the extent that economically attractive opportunities to purchase mortgage assets emerge while our capital plan is in effect, our ability to capitalize on these opportunities may be constrained by the capital restoration plan, depending in part upon OFHEO’s assessment of our progress at a given point in time towards meeting our capital surplus goal by September 30, 2005, or maintaining it thereafter.

Market dynamics have also affected the composition of assets in our portfolio. The proportion of floating rate assets in our portfolio continued to increase in the second quarter due to the changing composition of mortgage originations, the diminished availability of fixed-rate product that met our criteria for economic returns, and sales from our portfolio that have almost exclusively comprised 15- and 30-year fixed rate product. Floating rate assets generally have much lower prepayment risk than 30-year fixed rate mortgages; this is reflected in the lower yield associated with floating rate assets and results in tighter initial purchase spreads. As a result of lower prepayment risk, a higher proportion of floating rate assets serves to lessen the overall levels of interest rate risk in our portfolio.

We have maintained our disciplined approach to managing interest rate risk in our portfolio. Our portfolio’s duration gap, a principal measure of interest rate risk, has not exceeded plus or minus one month for six months, despite interest rate volatility that has resulted in 10-year Treasury yields ranging from a high of 4.64 to a low of 3.89 in 2005.

Administrative Expenses

Administrative expenses totaled an estimated $512 million and $952 million for the second quarter and first six months of 2005, respectively, compared to an estimated $384 million, $767 million, and $1.511 billion for the second quarter, first six months, and full year of 2004, respectively. Costs associated with the restatement process and related regulatory examinations, investigations and related litigation significantly increased administrative expenses through the second quarter of 2005. These costs totaled $102 million and $147 million for the second quarter and first six months of 2005, respectively. Based on our current projections, we estimate restatement-related costs, including costs associated with technology investments, our litigation defense and our investigations and agreement with OFHEO, will total over $420 million for full year 2005. In addition, we continue to incur costs related to a core infrastructure systems project (a multi-year project initiated in 2001 to re-engineer the systems supporting our single-family guaranty business) because of system design issues that require significant enhancement and reconfiguration. We anticipate that these restatement-related costs and our infrastructure system project will have a substantial impact on administrative expenses until their completion.

Legislative Developments

The U.S. Congress is considering legislation to strengthen regulatory oversight of the government sponsored housing enterprises. We support these efforts as part of restoring the market’s trust and confidence in Fannie Mae, which, in turn, is critical to our ability to fulfill our mission of raising capital to finance affordable housing.

The banking committees of both the Senate and House of Representatives have considered GSE regulatory oversight legislation during the current session of Congress. Separate bills concerning regulatory oversight are under consideration in the Senate and the House of Representatives that address key elements of the GSE’s business and regulation including regulatory structure, capital standards, receivership, scope of GSE activities, affordable housing goals, portfolio composition and expanded regulatory oversight over GSE officers and directors.

Legislative provisions now under consideration would regulate the amount and composition of our portfolio investments and would enable the regulator to require substantial reductions in those investments. Additional provisions under consideration would increase the regulator’s authority to require us to maintain higher capital levels and to approve new business activities, and would modify our affordable housing goals. The bill passed by the House Financial Services Committee requires that a specified percentage of our profits be placed in a fund to support affordable housing.

The enactment into law of the various legislative provisions under consideration, depending on their final terms and on how they were applied by our regulator within the scope of its authority, could have a material adverse effect on future earnings, shareholder returns, ability to fulfill our mission, and ability to recruit and retain qualified officers and directors. It is also possible that in the legislative process provisions that go beyond the elements described above and that further alter Fannie Mae’s charter and ability to fulfill its affordable housing mission could be enacted.

We cannot predict the prospects for the enactment, timing or content of any legislation or its impact on our financial prospects.

Waiver from OFHEO for Continued Board Service

On April 6, 2005, OFHEO issued new corporate governance standards. Under these standards, members of Fannie Mae’s Board of Directors may not serve on the Board longer than 10 years unless the Director of OFHEO waives the limit for good cause. Over the next three years, several of Fannie Mae’s Board members will reach this limit. In order to retain the valued services of these directors and to ensure orderly transition in Fannie Mae’s Board membership, Fannie Mae sought and was granted a waiver by the Director of OFHEO that permits Fannie Mae to stagger the transition of these directors off our Board through 2008.

Voluntary Initiatives to Enhance Market Discipline, Liquidity and Capital

In October 2000, Fannie Mae adopted a package of voluntary initiatives to enhance market discipline, liquidity, and capital. The six initiatives were:

•	Issuance of publicly-traded subordinated debt in an amount that, together with our equity, would equal or exceed four percent of on-balance sheet assets.

•	Maintenance of at least three months of liquidity to ensure the company can meet all of its obligations in any period of time in which it does not have access to the debt markets and compliance with the Basel Committee on Banking Supervision’s 14 principles for sound liquidity management.

•	Implementation and disclosure of the results of a risk-based capital stress test. This was superseded by OFHEO’s implementation of a quarterly risk-based capital classification system.

•	New interest rate risk disclosures.

•	New credit risk disclosures.

•	Public disclosure of an annual rating assessing the risk to the government or the independent financial strength of Fannie Mae.

Fannie Mae is not issuing publicly traded subordinated debt securities or providing certain of these disclosures, as it continues to work through the restatement and re-audit of its financial statements. Fannie Mae is currently in discussions with OFHEO regarding the subordinated debt voluntary commitment, as well as reviewing all of the commitments. These discussions anticipate OFHEO’s oversight and enforcement of these commitments going forward, and entail the evaluation of the effectiveness of the voluntary commitments and whether new or enhanced commitments would better serve the stated purpose of the October 2000 agreement to ensure market discipline, liquidity and capital.